Exhibit 99.1

Republic Bancorp, Inc.’s First Quarter Net Income Increases 7% to $27.9 Million With Strong EPS of $1.40, ROA of 1.74%, and ROE of 13.19%

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 21, 2022--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported first quarter 2022 net income of $27.9 million, a $1.9 million, or 7% increase over the first quarter of 2021, resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $1.40. Return on average assets (“ROA”) and return on average equity (“ROE”) were 1.74% and 13.19% for the first quarter of 2022.

Logan Pichel, President and CEO of Republic Bank & Trust Company, commented, “Our first quarter operating results reflected the benefit of Republic Bank’s business-line diversity. Strong loan and deposit growth within our Traditional Bank, disciplined expense management, and a solid quarter within our nontraditional business lines all helped to mitigate the expected revenue declines related to Paycheck Protection Program (“PPP”) loans and mortgage banking.

“Within our Traditional Bank, we had another strong quarter of non-PPP loan growth to piggyback on top of the $96 million of non-PPP loan growth achieved during the fourth quarter of 2021. Relative to previous first quarters, our 2022 loan growth was particularly strong, as loan originations tend to historically lag during the first quarter timeframe. Overall, the Traditional Bank grew its non-PPP loan portfolio by $107 million during the first quarter of 2022 compared to a net decrease of $51 million in non-PPP loans during the first quarter of 2021. The Traditional Bank’s Corporate Banking division and its Northern Kentucky/Cincinnati market were our growth leaders during the first quarter of 2022, with the Corporate Banking portfolio growing almost $50 million, or 16%, and the Northern Kentucky/Cincinnati market growing $28 million, or 7%.

“In addition to loan growth, our Traditional Bank also grew its total deposits by $94 million, or 2%, for the first quarter of the year, with noninterest-bearing deposits representing $84 million of that growth. Thanks in large part to our continued deposit growth, the Company was able to maintain its cash balances near record levels, giving us tremendous flexibility in our daily balance sheet management in the face of rapidly rising interest rates.

“Within our nontraditional business lines, our Tax Refunds Solutions (“TRS”) segment reached $15.4 million of net income for the first quarter of 2022. Net income at TRS for the first quarter of 2022 included a $5.0 million pre-tax termination fee resulting from the cancellation of the previously announced sale of TRS assets and operations to Green Dot Corporation. Excluding the impact of this fee, TRS net income still rose $6.2 million(1), or 114%, over the comparable adjusted net income for the first quarter of 2021, in large part, due to a lower estimate for Easy Advance loan losses as compared to the estimate recorded during the first quarter of last year.

“In mid-March, the Federal Reserve increased the Federal Funds Target Rate for the first time in nearly three years in order to respond to inflationary pressures within the economy. Like many, we believe the Fed will continue to raise this rate multiple times during 2022, as well as push long-term rates higher by shrinking its balance sheet as part of a quantitative tightening policy. Given our strong client relationships and core deposit balances, we believe the increase in rates should benefit our net interest income in future quarters,” concluded Pichel.

The following table highlights Republic’s key metrics for the three months ended March 31, 2022 and 2021. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on April 21, 2022.

	Total Company Financial Performance Highlights
	Three Months Ended Mar. 31,
(dollars in thousands, except per share data)	2022	2021	$ Change	% Change

Income Before Income Tax Expense	$35,814	$33,744	$2,070	6%
Net Income	27,926	26,053	1,873	7
Diluted EPS	1.40	1.25	0.15	12
Return on Average Assets ("ROA")	1.74%	1.65%	NA	5
Return on Average Equity ("ROE")	13.19	12.46	NA	6

NA – Not applicable

Results of Operations for the First Quarter of 2022 Compared to the First Quarter of 2021

Core Bank(2)

Net income from Core Banking was $7.6 million for the first quarter of 2022 compared to $16.5 million for the first quarter of 2021. The decrease in net income at the Core Bank was primarily driven by a $5.7 million reduction in PPP loan fees and interest, a $2.3 million decline in net interest income from the Warehouse Lending segment (“Warehouse”), and a $4.5 million decrease in Mortgage Banking income. The decreases in both Warehouse and Mortgage Banking income were driven by a reduction in industry-wide demand for home mortgage refinancing following a dramatic rise in longer-term interest rates.

The following chart presents net income by segment for the first quarter of 2022 compared to the first quarter of 2021.

	NET INCOME
(dollars in thousands)	Three Months Ended Mar. 31,
Reportable Segment	2022	2021	$ Change	% Change

Traditional Banking - excluding PPP revenue (tax effected)	$3,509	$3,087	$422	14%
Traditional Banking - PPP revenue (tax effected)	862	5,351	(4,489)	(84)
Total Traditional Bank	4,371	8,438	(4,067)	(48)
Warehouse Lending	3,073	4,566	(1,493)	(33)
Mortgage Banking	160	3,517	(3,357)	(95)
Total Core Bank	7,604	16,521	(8,917)	(54)

Tax Refund Solutions	15,377	5,409	9,968	184
Republic Credit Solutions	4,945	4,123	822	20
Total RPG	20,322	9,532	10,790	113

Total Company	$27,926	$26,053	$1,873	7

Net Interest Income – Core Bank net interest income was $40.9 million for the first quarter of 2022, a $7.4 million, or 15%, decrease from the first quarter of 2021. This decrease was driven primarily by the following:

  The Core Bank recognized $955,000 of fees and interest on its PPP(3) portfolio during the first quarter of 2022 compared to $6.7 million of similar fees and interest during the first quarter of 2021. The $5.7 million decrease in PPP fees and interest primarily highlighted the short-term nature of the PPP, as approximately 97% of all fees and interest eligible to be collected under the program by the Core Bank were collected during 2020 and 2021. As of March 31, 2022, total PPP loans of $18 million remained on the Core Bank’s balance sheet out of the original $738 million originated during 2020 and 2021, with less than $500,000 of PPP fee income left to be recognized.
  Excluding PPP fees and interest(3), Traditional Bank net interest income increased 2%, or $789,000, from the first quarter of 2021, while the Traditional Bank’s net interest margin declined from 3.14% for the first quarter of 2021 to 2.84% for the first quarter of 2022. The increase in net interest income, excluding the impact of PPP, was driven by solid loan growth, as average non-PPP Traditional Bank loans grew $184 million, or 6%, from the first quarter of 2021 to the first quarter of 2022. The decline in the Traditional Bank’s net interest margin was substantially driven by the Company’s internal Funds Transfer Pricing methodology related to TRS, and the timing of cash received for tax refunds during 2022 as compared to 2021.
  Net interest income within the Core Bank’s Warehouse segment decreased $2.3 million, or 33%, from the first quarter of 2021 to the first quarter of 2022, driven by decreases in both average outstanding balances and net interest margin. Overall average outstanding Warehouse balances declined from $790 million during the first quarter of 2021 to $585 million for the first quarter of 2022, as home-mortgage refinancing dipped from all-time record highs during 2020 and early 2021. The Warehouse net interest margin moderated 34 basis points from 3.43% during the first quarter of 2021 to 3.09% during the first quarter of 2022, as competitive forces began driving down the contractual interest rates on the Company’s Warehouse lines during the third quarter of 2021.

  Committed Warehouse lines-of-credit remained at $1.4 billion from March 31, 2021 to March 31, 2022, while average usage rates for Warehouse lines were 42% and 55%, respectively, during the first quarters of 2022 and 2021.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income and net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
Reportable Segment	2022	2021	Change	2022	2021	Change

Traditional Banking	$36,148	$41,102	$(4,954)	2.90%	3.47%	(0.57)%
Warehouse Lending	4,515	6,772	(2,257)	3.09	3.43	(0.34)
Mortgage Banking*	204	409	(205)	NM	NM	NM
Total Core Bank	$40,867	$48,283	$(7,416)	2.92	3.46	(0.54)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Mar. 31,				Mar. 31,
Reportable Segment	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Traditional Banking	$3,520,173	$3,670,205	$(150,032)	(4)%	$3,570,786	$3,655,967	$(85,181)	(2)%
Warehouse Lending	584,519	790,244	(205,725)	(26)	690,200	865,844	(175,644)	(20)
Mortgage Banking*	18,810	39,462	(20,652)	(52)	13,302	63,636	(50,334)	(79)
Total Core Bank	$4,123,502	$4,499,911	$(376,409)	(8)	$4,274,288	$4,585,447	$(311,159)	(7)

*Includes loans held for sale
NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(4) was a net credit of $81,000 for the first quarter of 2022 compared to a net credit of $247,000 for the first quarter of 2021. The net credit during the first quarter of 2022 was primarily driven by a decline in formula reserves resulting from lower outstanding Warehouse balances partially offset by increased formula reserves tied to strong Traditional Bank loan growth during the quarter. The credit to the Provision during the first quarter of 2021 generally reflected an improving economy following the lifting of many pandemic-related restrictions. As of March 31, 2022, while the Core Bank’s credit metrics remained solid, the Company’s Allowance(4) remained generally elevated compared to historical levels due to continued economic uncertainty.

As a percentage of total loans, the Core Bank’s Allowance increased from 1.14% as of March 31, 2021 to 1.20% as of March 31, 2022. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Mar. 31, 2022			As of Mar. 31, 2021			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank, Less PPP	$3,552,510	$49,616	1.40%	$3,272,856	$49,387	1.51%	(0.11)%	(7)%
Plus: Paycheck Protection Program	18,276	—		383,111	—

Traditional Bank	$3,570,786	$49,616	1.39	3,655,967	49,387	1.35	0.04	3

Warehouse Lending	690,200	1,725	0.25	865,844	2,165	0.25	—	—

Total Core Bank	4,260,986	51,341	1.20	4,521,811	51,552	1.14	0.06	5

Tax Refund Solutions	41,607	8,370	20.12	36,473	16,029	43.95	(23.83)	(54)
Republic Credit Solutions	87,650	11,945	13.63	108,309	7,755	7.16	6.47	90
Total Republic Processing Group	129,257	20,315	15.72	144,782	23,784	16.43	(0.71)	(4)

Total Company	$4,390,243	$71,656	1.63	$4,666,593	$75,336	1.61	0.02	1

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Mar. 31,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2022	2021	2021	2020	2019

Nonperforming loans to total loans	0.40%	0.49%	0.47%	0.50%	0.54%

Nonperforming assets to total loans (including OREO)	0.44	0.53	0.51	0.56	0.54

Delinquent loans* to total loans	0.14	0.19	0.17	0.21	0.30

Net charge-offs (recoveries) to average loans	0.01	0.03	0.01	0.03	0.11
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $9.9 million during the first quarter of 2022, a decrease of $4.1 million, or 29%, from the first quarter of 2021. The decrease in noninterest income was driven primarily by the following:

  A significant rise in long-term interest rates during the first quarter of 2022, led to a significant slowdown in the origination and subsequent sale of mortgage loans into the secondary market for the Core Bank. As a result, Mortgage Banking income decreased from $7.2 million during the first quarter of 2021 to $2.7 million for the first quarter of 2022. For the first quarter of 2022, the Core Bank sold $119 million in secondary market loans and achieved an average cash-gain-as-a-percent-of-loans-sold during the quarter of 2.29%. During the first quarter of 2021, however, long-term interest rates were still near historical lows driving secondary market loan sales of $204 million with comparable cash-gain-as-a-percent-of-loans-sold of 3.95%.
  Partially offsetting the decrease in Mortgage Banking income was a $353,000 increase in Service Charges on Deposits, generally driven by a 1% increase in the number of Core Bank deposit accounts from March 31, 2021 to March 31, 2022 in combination with the continuing loosening of restrictions related to the COVID pandemic.

Noninterest Expense – Core Bank noninterest expense was $41.9 million for the first quarter of 2022 compared to $41.5 million for the first quarter of 2021, an increase of only 1%. While Core Bank noninterest expenses were up slightly compared to the first quarter of 2021, a notable change for the quarter was a $294,000 decrease in Salaries and Benefits driven by a reduction of 35 Core Bank full-time-equivalent employees from March 31, 2021 to March 31, 2022. The lower headcount from March of 2021 also contributed to a decrease in associate health care benefits for the quarter.

Republic Processing Group(5)

The Republic Processing Group (“RPG”) reported net income of $20.3 million for the first quarter of 2022 compared to $9.5 million for the same period in 2021. RPG adjusted net income(1) for the first quarter of 2022, which excludes the previously discussed $5.0 million pre-tax contract termination fee paid to the Bank, was $16.5 million.

Tax Refund Solutions (“TRS”)

The TRS segment derives substantially all of its revenues during the first and second quarters of the year. TRS recorded net income of $15.4 million for the first quarter of 2022 compared to $5.4 million for the same period in 2021. The following primarily drove the increase in TRS’s net income for the quarter:

  TRS recorded a net charge to the Provision for Easy Advance (“EA”) loans of $8.3 million, or 2.67% of its $311 million in EAs originated during the first quarter of 2022 compared to a net charge to the Provision of $16.0 million, or 6.41% of its $250 million of EAs originated during the first quarter of 2021. The $7.7 million decrease in Provision for the first quarter of 2022 was primarily due to better projected payment expectations for the EA program overall compared to the same period in 2021, as well as a revised 2022 contract that limits TRS’s losses for EA loans made through one of its large service providers.

  EAs are only originated during the first two months of each year, with all uncollected EAs charged off by June 30th of each year. EAs collected during the second half of each year are recorded as recoveries of previously charged-off loans. TRS’s loss rate as of June 30, 2021 was 4.10% of total originations and TRS finished 2021 with an EA loss rate of 2.69% of total EAs originated. Including the positive impact of the previously discussed loss cap, TRS’s current reserve indicates an expected weighted average loss rate of 2.67% as of June 30, 2022.
  As previously disclosed, Green Dot Corporation (“Green Dot”) paid the Bank a contract termination fee of $5.0 million during the first quarter of 2022 after the Bank provided Green Dot a notice of termination of the May 2021 Asset Purchase Agreement (the “Purchase Agreement”) for the sale of substantially all of the Bank's TRS assets and operations to Green Dot (the “Sale Transaction”). The Bank continues to pursue other legal remedies against Green Dot related to the Sale Transaction.

Republic Credit Solutions (“RCS”)

Net income at RCS increased to $4.9 million for the first quarter of 2022 from $4.1 million for the first quarter of 2021. The increase in RCS’s net income primarily resulted from a $9 million rise in outstanding balances for RCS’s line-of-credit products from March 31, 2021 to March 31, 2022.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.3 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, other future conditions, and the impact of the COVID pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)

The following table provides a reconciliation of financial measures in accordance with GAAP to the Company’s adjusted results, which are non-GAAP measures that exclude the impact of a contract termination fee paid to the Bank during the first quarter of 2022. Management uses these non-GAAP measures to evaluate the on-going performance of the Company. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company.

	NON-GAAP RECONCILIATION BY SEGMENT
(dollars in thousands)	Three Months Ended Mar. 31,
Reportable Segment	2022	2021	$ Change	% Change

Income Before Income Tax Expense:

TRS - GAAP	$20,283	$7,179	$13,104	183%
Less: Noninterest income from contract termination fee	5,000	—	5,000	NM
TRS - Non-GAAP	$15,283	$7,179	$8,104	113

RPG - GAAP	$26,789	$12,672	$14,117	111%
Less: Noninterest income from contract termination fee	5,000	—	5,000	NM
RPG - Non-GAAP	$21,789	$12,672	$9,117	72

Net Income:

TRS - GAAP	$15,377	$5,409	$9,968	184%
Less: Impact of noninterest income from contract termination fee	3,791	—	3,791	NM
TRS - Non-GAAP	$11,586	$5,409	$6,177	114

RPG - GAAP	$20,322	$9,532	$10,790	113%
Less: Impact of noninterest income from contract termination fee	3,791	—	3,791	NM
RPG - Non-GAAP	$16,531	$9,532	$6,999	73

(2)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(3)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

The Company earns lender fees and 1.0% coupon interest on its PPP portfolio. Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP fees and interest is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP fees and interest, a non-GAAP measure.

	Net Interest Income				Interest-Earning Assets				Net Interest Margin
	Three Months Ended Mar. 31,				Three Months Ended Mar. 31,				Three Months Ended Mar. 31,
(dollars in thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change	2022	2021	% Change

Traditional Banking - GAAP	$36,148	$41,102	$(4,954)	(12)%	$4,984,524	$4,740,971	$243,553	5%	2.90%	3.47%	(0.57)%
Less: Impact of PPP fees and interest	955	6,698	(5,743)	(86)	30,601	364,765	(334,164)	(92)	0.06	0.33	(0.27)
Traditional Banking ex PPP fees and interest - non-GAAP	$35,193	$34,404	$789	2	$4,953,923	$4,376,206	$577,717	13	2.84	3.14	(0.30)

(4)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(5)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628